UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 3, 2019

EXPEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37429	20-2705720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 108th Avenue NE

Bellevue, Washington 98004

(Address of principal executive offices) (Zip code)

(425) 679-7200

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	EXPE	The Nasdaq Global Select Market
Expedia Group, Inc. 2.500% Senior Notes due 2022	EXPE22	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes to the Executive Leadership Team

On December 4, 2019, Expedia Group, Inc. (“Expedia Group” or the “Company”) issued a press release announcing that Chief Executive Officer Mark Okerstrom and Chief Financial Officer Alan Pickerill resigned from the Company at the request of the Company’s Board of Directors (the “Board”), effective immediately. Mr. Okerstrom simultaneously stepped down as a member of the Board. The separations of Messrs. Okerstrom and Pickerill will entitle each of the executives to severance and equity award acceleration in accordance with the terms of the applicable Company plans and agreements. Mr. Okerstrom did not have any disagreement with the Company on any matter relating to its operations, policies or practices.

Chairman of the Board and Senior Executive, Barry Diller, and Vice Chairman of the Board, Peter M. Kern, will jointly preside over the Company’s day to day operations. Effective immediately, Eric Hart, the Company’s Chief Strategy Officer, will serve as acting Chief Financial Officer, while continuing to serve in his current role.

Mr. Hart has served as Chief Strategy Officer of the Company since November 1, 2019. In this role, he is responsible for the Company’s strategy and business development as well as global M&A and investments. Prior to assuming the Chief Strategy Officer position, Mr. Hart served as the General Manager of CarRentals.com from March 2017. Prior to that he led corporate strategy for the Company, leading some of the company’s largest acquisitions. Before joining the Company, Mr. Hart spent time as a Vice President at Lake Capital, a Project Leader at Boston Consulting Group, and a Consultant at Accenture. Mr. Hart holds a bachelor’s degree from Georgia State University and a Master’s in Business Administration from University of Chicago Booth School of Business.

Election of Jon T. Gieselman

On December 3, 2019, the Board elected Jon T. Gieselman to fill the vacancy created by Mr. Okerstrom’s resignation from the Board.

Mr. Gieselman has served as Vice President of Services Marketing at Apple, Inc. since May of 2016, where he is responsible for the global marketing and sales functions for Apple’s Services Support Group, which includes Apple Music and iTunes. From October 2015 through January 2016, Mr. Gieselman served as Senior Vice President of Marketing at DirecTV, Inc., a direct broadcast satellite service provider having previously served in senior marketing roles at Sears Holding Corporation, Home Shopping Network and Ray-Ban Sunglasses. Mr. Gieselman holds a B.A. from Boston College and an M.B.A. from St. John Fisher College. He was inducted into the American Advertising Federation’s Advertising Hall of Achievement in 2008. Mr. Gieselman provides valuable expertise in the fields of marketing, advertising and sales, as well as significant experience leading global marketing organizations.

Mr. Gieselman will be compensated in accordance with the Company’s standard compensation policies and practices for the Board, the components of which were disclosed in the Company’s Proxy Statement for its 2019 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on October 30, 2019. Except as described below in Item 8.01 under “Formation of Special Litigation Committee,” Mr. Gieselman has not been appointed to serve as a member of any committee of the Board.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 3, 2019, the Company filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which became effective at 11:59 p.m., Eastern Time, on December 3, 2019 and is attached as Exhibit 3.1 hereto. The information in Item 5.07 below is incorporated by reference into this Item 5.03.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting of stockholders on December 3, 2019 (the “Annual Meeting”). At the Annual Meeting, 139,745,139 shares of Expedia Group common stock (generally entitled to one vote per share) and 5,523,452 shares of Expedia Group Class B common stock (generally entitled to ten votes per share) were represented and voted on each proposal presented as follows:

Proposal 1 – Election of Directors. The stockholders elected twelve directors of the Company, three of whom were elected by holders of common stock only (“Common Stock Nominees”), and nine of whom were elected by holders of common stock and

Class B common stock voting together as a single class (“Combined Stock Nominees”), each to hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board). Stockholders voted as follows:

	For	Withheld	Broker Non-Votes
Common Stock Nominees
A. George “Skip” Battle	86,990,972	30,147,435	8,027,075
Craig A. Jacobson	71,037,907	46,100,500	8,027,075
Julie Whalen	111,549,634	5,588,773	8,027,075
Combined Stock Nominees
Barry Diller	110,183,472	62,189,455	8,027,075
Peter M. Kern	108,707,379	63,665,548	8,027,075
Mark D. Okerstrom	130,514,933	41,857,994	8,027,075
Samuel Altman	166,762,829	5,610,098	8,027,075
Susan C. Athey	148,214,031	24,158,896	8,027,075
Chelsea Clinton	145,287,378	27,085,549	8,027,075
Victor A. Kaufman	61,599,616	110,773,311	8,027,075
Dara Khosrowshahi	80,175,247	92,197,680	8,027,075
Alexander von Furstenberg	110,289,681	62,083,246	8,027,075

Proposal 2 – Approval of the adoption of Expedia Group’s Amended and Restated Certificate of Incorporation. The stockholders approved the adoption of an Amended and Restated Certificate of Incorporation for Expedia Group. The changes to Expedia Group’s Restated Certificate of Incorporation included (among other changes) new transfer restrictions affecting certain shares of Expedia Group common stock and Class B common stock and the automatic conversion of the affected shares of Expedia Group Class B common stock into shares of Expedia Group common stock in specified circumstances, as well as certain restrictions in connection with potential future change of control transactions involving the Company. These changes were required to be submitted to Expedia Group stockholders for approval pursuant to the Second Amended and Restated Governance Agreement, dated as of April 15, 2019, by and between Expedia Group and Mr. Diller (the “New Governance Agreement”). As previously disclosed, the New Governance Agreement was entered into contemporaneously with the Company’s entry into a merger agreement under which it acquired Liberty Expedia Holdings, Inc. (“Liberty Expedia”), and was negotiated on behalf of the Company by a special committee consisting solely of independent and disinterested directors of the Company, each of whom had been Common Stock Nominees. Stockholders voted on each of the following proposals, which describe the principal amendments to Expedia Group’s Restated Certificate of Incorporation and which collectively comprised Proposal 2:

•	Proposal 2A – Approval of amendments to Expedia Group’s Restated Certificate of Incorporation to include restrictions and automatic conversion provisions in respect of Class B common stock and removal of references to a former affiliate of the Company which are no longer applicable . The stockholders approved the adoption of amendments to Expedia Group’s Restated Certificate of Incorporation to include transfer restrictions and automatic conversion provisions in respect of certain shares of Expedia Group Class B common stock and legend requirements on certain shares of Expedia Group Class B common stock subject to such provisions. The amendments also include immaterial amendments to remove outdated references to TripAdvisor in Article XIII of Expedia Group’s Restated Certificate of Incorporation, which are no longer applicable. This proposal required (a) the affirmative vote of the holders of a majority of the voting power of the shares of Expedia Group common stock and Class B common stock outstanding and entitled to vote, voting together as a single class, and (b) the affirmative vote of the holders of a majority of the voting power of the shares of Expedia Group Class B common stock outstanding and entitled to vote. Stockholders voted as follows:

Expedia Group common stock and Expedia Group Class B common stock, voting together as a single class:

For	Against	Abstain	Broker Non-Votes
172,045,716	249,529	77,682	8,027,075

Expedia Group Class B common stock, voting as a separate class:

For	Against	Abstain	Broker Non-Votes
55,234,520	0	0	0

•	Proposal 2B – Approval of amendments to Expedia Group’s Restated Certificate of Incorporation to limit the Company’s ability to participate in a future change of control transaction that provides for different consideration for common stock and Class B Common Stock. The stockholders approved the adoption of amendments to Expedia Group’s Restated Certificate of Incorporation to provide (1) that the Company will not enter into change of control transactions that provide for different consideration in respect of shares of Expedia Group common stock and Class B common stock, subject to limited exceptions, and (2) that no holder of certain shares of Class B common stock will transfer any shares of Expedia Group common stock or Class B common stock pursuant to any tender offer or other transaction that provides for such differential consideration. This proposal required (a) the affirmative vote of the holders of a majority of the voting power of the shares of Expedia Group common stock and Class B common stock outstanding and entitled to vote, voting together as a single class, and (b) the affirmative vote of the holders of a majority of the voting power of the shares of Expedia Group Class B common stock outstanding and entitled to vote. Stockholders voted as follows:

Expedia Group common stock and Expedia Group Class B common stock, voting together as a single class:

For	Against	Abstain	Broker Non-Votes
171,974,203	324,521	74,203	8,027,075

Expedia Group Class B common stock, voting as a separate class:

For	Against	Abstain	Broker Non-Votes
55,234,520	0	0	0

Proposal 3 – Ratification of appointment of independent registered public accounting firm. The stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019. Stockholders voted as follows:

For	Against	Abstain	Broker Non-Votes
178,672,383	1,694,577	33,042	0

Item 8.01.	Other Events.

Press Release

On December 4, 2019, the Company issued a press release announcing the changes to its executive leadership team and its Board. A copy of the press release is attached hereto as Exhibit 99.1.

Stock Repurchase

On December 4, 2019, the Company also announced a new share repurchase authorization for up to an additional 20 million shares of the Company’s common stock, which is in addition to the 9 million shares available under the Company’s existing authorization. Accordingly, the Company now has approximately 29 million shares available under its repurchase program.

Formation of Special Litigation Committee

As described in the Quarterly Report on Form 10-Q filed by Expedia Group on November 7, 2019, in connection with the Company’s acquisition of Liberty Expedia, three lawsuits were filed by Expedia Group stockholders in the Delaware Court of Chancery against the Company and all then-current and one former member of the Board, alleging, among other things, that the individual defendants violated their fiduciary duties by wrongfully causing the Company to enter into certain agreements with Mr. Diller in connection with the acquisition of Liberty Expedia by Expedia Group on July 26, 2019. On September 20, 2019, the court appointed a lead plaintiff and its counsel, and ordered the filing of a consolidated amended complaint. In October 2019, plaintiffs filed a consolidated amended complaint. The action is captioned In re Expedia Group Stockholders Litigation, Consolidated Case No. 2019-0494-JTL (the “Litigation”).

On December 3, 2019, the Board formed a Special Litigation Committee to investigate and evaluate the claims raised in the Litigation and to prepare a report, arrive at a decision and take such other action in connection with the Litigation as the Special Litigation Committee deems necessary or appropriate and in the best interests of the Company and its stockholders, in accordance with Delaware law. The Special Litigation Committee’s determinations shall be final and binding upon the Company and not subject to review by the Board. The Special Litigation Committee is authorized to retain such independent legal counsel, financial advisors, or other consultants and advisors as it deems necessary or appropriate in connection with investigating and evaluating the claims alleged in the Litigation.

The Board appointed Julie Whalen and Jon T. Gieselman, both of whom are independent, non-management members of the Board and neither of whom served on the Board at the time of the challenged transaction, to serve on the Special Litigation Committee.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of Expedia Group, Inc., dated as of December 3, 2019.

99.1	Press Release, dated as of December 4, 2019.

104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA GROUP, INC.

By:	/s/ Robert J. Dzielak
Robert J. Dzielak
Chief Legal Officer and Secretary

Dated: December 4, 2019